[Cumulative]

ARTICLES OF RESTATEMENT
(Under Section 2-608 of Corporations and Associations Article)

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation having its principal office c/o The Corporation Trust Incorporated, 32, South Street, Baltimore, Maryland 21202 (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Corporation desires to restate its charter as currently in effect. The following constitutes all of the provisions of the charter of the Corporation as currently in effect:

Article I.                      NAME

The name of this corporation is OMEGA HEALTHCARE INVESTORS, INC.

Article II.                      PURPOSES

The purpose for which this corporation is formed is to engage in the ownership of real property and mortgages secured by interests in real property and in any other lawful act or activity for which corporations may be organized under the General Corporation Law of Maryland as now or hereafter in force.

Article III.                      PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name of the resident agent of the corporation in the State of Maryland is The Corporation Trust Incorporated, and the address is 351 West Camden Street, Baltimore, Maryland 21201 , but this corporation may maintain an office or offices in such other place or places as may be, from time to time, fixed by its Board of Directors or as may be fixed by the Bylaws of the corporation.

Article IV.                      CAPITAL STOCK

Section 4.01 The total number of shares of capital stock which the corporation shall have authority to issue is Two Hundred Twenty Million (220,000,000), of which Two Hundred Million (200,000,000) shall be shares of Common Stock having a par value of $.10 per share and Twenty Million (20,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share.  The aggregate par value of all said shares shall be Forty Million Dollars ($40,000,000).  Prior to the increase, the aggregate par value of all said shares was Thirty Million Dollars ($30,000,000).

Section 4.02 The Board of Directors shall have authority to authorize the issuance of Common Stock or Preferred Stock from time to time in one or more series, and in such amounts and for such consideration as the Board of Directors shall deem appropriate. The Board of Directors shall have authority to fix the rights, powers and restrictions of the Preferred Stock by resolution and the filing of articles supplementary, which shall designate with respect to any series of Preferred Stock:

(1) the number of shares constituting such series and the distinctive designation thereof;

(2) the voting rights, if any, of such series;

(3) the rate of dividends payable on such series, the time or times when such dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of stock and whether the dividends will be cumulative or non-cumulative;

(4) whether there shall be a sinking or similar fund for the purchase of shares of such series and, if so, the terms and provisions that shall govern such fund;

(5) the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the corporation;

(6) the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or any other series of the same or of any other class or classes of stock of the corporation, the price or prices or rate or rates of exchange, with such adjustments as shall be provided, at which such shares shall be convertible or exchangeable, whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares or the corporation or upon the happening of a specified event, and any other terms or conditions of such conversion or exchange; and

(7) any other preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of such series.

Section 4.03 No holder of shares of stock of the corporation shall, as such holder, have any preemptive or other right to purchase or subscribe for any shares of the capital stock of the corporation or any other security of the corporation which it may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation, or out of any shares of the capital stock of the corporation acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.

Article V.                      DEFINING, LIMITING AND REGULATING POWERS OF THE CORPORATION AND THE BOARD OF DIRECTORS AND SHAREHOLDERS

Section 5.01 The Board of Directors shall have the authority without shareholder approval to designate capital gain allocation to holders of any series of all series of Preferred Stock.

Section 5.02 The affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock (as hereinafter defined) of the corporation shall be required for the approval or authorization of any Business Combination (as hereinafter defined) of the corporation with any Related Person (as hereinafter defined). However, such 80% voting requirement shall not be applicable if: (1) the Board of Directors of the corporation by unanimous vote or written consent shall have expressly approved in advance the acquisition of outstanding shares of voting stock of the corporation that caused the Related Person to become a Related Person or shall have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person; or (2) the Business Combination is solely between the corporation and another corporation, one hundred percent of the voting stock of which is owned directly or indirectly by the corporation. For purposes of this Section 5.02:

(1) The term “Business Combination” shall mean (a) any merger or consolidation of the corporation with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the assets of the corporation (including without limitation any voting securities of a subsidiary) to a Related Person, (c) any merger or consolidation of a Related Person with or into the corporation, (d) any sale, lease, exchange, transfer or other disposition of all of any Substantial Part of the assets of a Related Person to the corporation, (e) the issuance of any securities (other than by way of pro rata distribution to all shareholders) of the corporation to a Related Person, and (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(2) The term “Related Person” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), “Beneficially Owns” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate 10% or more of the outstanding voting stock of the corporation, and any Affiliate or Associate of the corporation.

(3) The term “Substantial Part” shall mean more than 10% of the book value of the total assets of the corporation as of the end of its most recent fiscal year ending prior to the time the determination is being made.

(4) Without limitation, any shares of Common Stock of the corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

(5) The term “voting stock” shall mean the outstanding shares of capital stock of the corporation entitled to vote generally in the election of Directors. In a vote required by or provided for in this Article V, Section 2, each share of voting stock shall have the number of votes granted to it generally in the election of Directors.

Section 5.03 Initially, the Board of Directors shall consist of three (3) Directors. The Board shall be classified into three groups of Directors. Each Director in Group I initially shall serve for a term ending at the annual meeting of shareholders in 1993; each Director in Group II initially shall serve for a term ending at the annual meeting of shareholders in 1994; and each Director in Group III initially shall serve for a term ending at the annual meeting of shareholders in 1995. After the respective initial terms of the groups indicated, each such group of Directors shall be elected for successive terms ending at the annual meeting of shareholders held during the third year after election. The names of the initial Directors are Essel W. Bailey, Jr., who shall be a Group I Director, Thomas J. Franke, who shall be a Group II Director and Robert L. Parker, who shall be a Group III Director.

The Board shall have the right to increase the Board to six (6) and thereafter, until changed by an amendment to the Bylaws, the number of Directors shall be six (6). The directors then in office shall appoint the other directors to fill the vacancies created by the increase in the size of the Board and shall designate the Group to which each appointee shall belong.

The number of Directors may be increased or decreased from time to time in such manner as may be provided in the Bylaws, provided that the number of Directors shall not be less than five (5) nor more than thirteen (13), subject, at all times, to the rights of the holders of any class of the Corporation’s preferred stock to elect directors in certain circumstances pursuant to the express terms of such preferred stock.

Section 5.04 Once there is a completed public offering of the shares of stock of the corporation, if the Board of Directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of stock of the corporation has or may become concentrated in the hands of one beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), the Board of Directors shall have the power (i) by means deemed equitable by the Board of Directors, and pursuant to written notice, to call for the purchase from any shareholder of the corporation a number of voting shares sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of voting shares of stock of the corporation of such beneficial owner to no more than 9.9% of the outstanding voting shares of stock of the corporation, and (ii) to refuse to transfer or issue voting shares of stock of the corporation to any person whose acquisition of such voting shares would, in the opinion of the Board of Directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of stock of the corporation. The purchase price for any voting shares of stock shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisitions are sent, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law. Payment of the purchase price shall be made within thirty days following the date set forth in the notice of call for purchase, and shall be made in such manner as may be determined by the Board of Directors of the corporation. From and after the date fixed for purchase by the Board of Directors, as set forth in the notice, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any transfer of shares, options, warrants or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding shares of stock of this corporation shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such shares, options, warrants or other securities convertible into voting shares shall be deemed, at the option of the corporation, to have acted as agent on behalf of the corporation in acquiring such shares and to hold such shares on behalf of the corporation.

Notwithstanding anything herein to the contrary, the corporation and its transfer agent may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any shareholder if such transfer would or might, in the opinion of the Board of Directors or counsel to the corporation, disqualify the corporation as a Real Estate Investment Trust under the Internal Revenue Code. Nothing herein contained shall limit the ability of the corporation to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to preserve the corporation’s tax status as a qualified Real Estate Investment Trust.

Nothing contained in this Section 4 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

Section 5.05 Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in these Articles or the Bylaws of the corporation.

Section 5.06 The provisions of Subtitles 6 (Special Voting Requirements) and 7 (Voting Rights of Certain Control Shares) of Title 3 of the Corporations and Associations Article of the Maryland Code shall not apply to this corporation unless the Board of Directors elects by resolution to be subject, in whole or in part, specifically, generally or generally by types, as to specifically identified or unidentified stockholders, to the provisions of either or both Subtitles.

Article VI.                      LIABILITY FOR MONETARY DAMAGES AND INDEMNIFICATION

Section 6.01 To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the corporation or its stockholders for money or other damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

Section 6.02 The corporation shall indemnify and advance expenses to its directors to the fullest extent that indemnification of, and advance of expenses to, directors is permitted by the Maryland General Corporation Law. The corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board of Directors may by Bylaw, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

Section 6.03 References to the Maryland General Corporation Law in this Article are to that law as from time to time amended.   No future amendment to the charter of the corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to such amendment.

Article VII.                      AMENDMENTS

Section 7.01 The corporation reserves the right from time to time to amend, alter or repeal any provision contained in the Articles of Incorporation in the manner now or hereafter prescribed by statute, including any amendment which alters the contract rights of any class of outstanding stock as expressly set forth in the charter, and all rights conferred on shareholders herein are subject to this reservation.

Section 7.02 Notwithstanding any of the provisions of these Articles or the Bylaws of the corporation (and not withstanding the fact that a lesser percentage may be specified by law, these Articles or the Bylaws of the corporation) the affirmative vote of the holders of at least 80% of the “voting stock” of the corporation, voting together as a single class, shall be required to repeal or amend any provision inconsistent with Section 2, Section 3 or Section 4 of Article V.

Article VIII.                      PERPETUAL EXISTENCE

The period of the existence of the corporation is to be perpetual.

SECOND: The foregoing restatement of the charter has been approved by a majority of the entire board of directors. The number of directors of the Corporation is seven (7). The names of the directors are: Essel W. Bailey, Jr., James C. Cowles, James E. Eden, Thomas F. Franke, Harold J. Kloosterman, Bernard J. Korman, and Robert L. Parker.

THIRD: The charter of the Corporation is not amended by these Articles of Restatement.

IN WITNESS WHEREOF, Omega Healthcare Investors, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President, attested by its Secretary, on April 16, 1995.

OMEGA HEALTHCARE INVESTORS, INC.

By: /s/ David A. Stover
David A. Stover, Vice President

Attest:

/s/ Essel W. Bailey, Jr.
Essel W. Bailey, Jr., Secretary

THE UNDERSIGNED, Vice President of Omega Healthcare Investors, Inc., who executed on behalf of said corporation the foregoing Articles of Restatement, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Restatement to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true and in all material respects, under penalties of perjury.

/s/ David A. Stover
David A. Stover, Vice President